                              CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (the "Agreement"), dated as of August 26, 1999 between The Procter & Gamble Company, an Ohio corporation and/or its affiliates, ("P&G") and Brian Sullivan ("Sullivan").

                                    Purpose

          Recovery Engineering, Inc. ("REI") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Procter & Gamble Company and Tenzing, Inc. ("Tenzing"), a wholly owned subdiary of The Procter & Gamble Company, dated as of August 26, 1999, pursuant to which, at the "Effective Time" (as defined in the Merger Agreement), REI shall merge with Tenzing (the "Merger"); and

          Sullivan is the Chief Executive Officer of REI and shall receive significant payments and benefits by reason of the consummation of the Merger, and is desirous that the Merger be so consummated; and

          P&G desires Sullivan to provide certain consulting services to P&G and Sullivan is willing to provide such services to P&G on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.  Retention as a Consultant.  P&G shall retain Sullivan and Sullivan
              -------------------------
shall serve P&G as a consultant, on the terms and conditions set forth herein.

          2.  Term.  Sullivan shall be so retained for the period commencing as
              ----
of the Effective Time and ending upon the payment of the Second Milestone (as defined below), unless terminated earlier pursuant to this Agreement (the "Consulting Term"). The Consulting Term may be terminated by either party ("Non-breaching Party) if the other party breaches its obligations under this Agreement ("Breaching Party") upon ten (10) days' prior written notice, unless the Breaching party cures such breach within such ten (10) day period. If P&G terminates the Consulting Term, P&G shall have no obligations to Sullivan other than to pay the portion of the Fee (defined below), if any, which is accrued and unpaid as of the date of termination.

          3.  Duties.  During the Consulting Term, Sullivan shall render
              ------
consulting services to P&G with respect to the project involving [Confidential] generally outlined in Attachment 1 (the "Project"). In performing his duties, Sullivan shall deliver the following milestones as part of the Project:

          (a)  [Confidential]

          (b)  [Confidential]

          Sullivan shall be accountable to B. L. Byrnes or his designee for the Project and Sullivan shall report his progress on the Project to such person on
a regular basis.   P&G shall provide Sullivan with reasonable resources,
consistent with REI past practices, to assist him in fulfilling his duties within the time frames contemplated in this Section 3.;

          4.  Place of Performance.  Sullivan shall perform his duties hereunder
              --------------------
at REI's 75th Avenue facility in Minneapolis, Minnesota or such other place as reasonably agreed by the parties.

          5.  Compensation and Related Matters.  As full and complete
              --------------------------------
compensation for the services to be rendered by Sullivan hereunder P&G shall make the following payments to Sullivan:

          (a) Consulting Fees.  Subject to Section 2 hereof, in consideration
              ---------------
for Sullivan providing consulting services hereunder, P&G shall pay Sullivan $500,000 at the First Milestone and $500,000 at the Second Milestone if they are completed within the period set forth above for the entire Consulting Term (the "Fee"). Payments shall be made within fifteen (15) days of P&G's receipt of Sullivan's invoice for services rendered.

          (b) Reimbursement of Expenses.  P&G shall reimburse Sullivan for
              -------------------------
reasonable business expenses incurred in the performance of Sullivan's duties hereunder upon submission of reasonably satisfactory documentation in accordance with the general policies of P&G.

          (c) Withholding.  Consultant acknowledges that he is not an "employee"
              -----------
(or person of similar status) of P&G or any of its affiliates for purposes of the Internal Revenue Code of 1996, as amended (the "Code"), and participation in any and all employee benefit plans of P&G or any of its affiliates. Sullivan waives any rights he may have to participate in any employee, fringe benefit or other similar plan of P&G or any of its affiliates. Consultant acknowledges that he will not be paid any "wages" (as defined in the Code) hereunder and that Sullivan shall be solely responsible for all taxes imposed on him by reason of any compensation, benefits or other amounts payable hereunder.

          6.  Unauthorized Disclosure.  Sullivan agrees and understands that in
              -----------------------
connection with the performance of services hereunder , Sullivan has been and will be exposed to and receive information regarding the business and affairs of P&G and its affiliates. Sullivan agrees that during the Consulting Term and thereafter, he will not (x) use any of such information for himself or for any person, firm, corporation, partnership or other entity or (y) disclose any of such information to any person, firm, corporation, partnership or other entity. This confidentiality covenant has no temporal, geographical or territorial restriction. Sullivan agrees and understands that the provisions of this
Section 6 are reasonable and necessary to prevent the improper use or disclosure of confidential information of P&G or its affiliates.

          7.  Proprietary Rights.  Sullivan represents and warrants that all
              ------------------
patents, patent applications, rights to inventions, copyright registrations and other license, trademark and trade name rights heretofore owned by Sullivan and relating to the business of P&G or any of its subsidiaries have been duly transferred to such corporation. Sullivan shall disclose promptly to P&G any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Consulting Term and related to the business or activities of P&G and/or its subsidiaries and he assigns all of his interest therein to P&G or its nominee. Whenever requested to do so by P&G, Sullivan shall execute any and all applications, assignments or other instruments which P&G shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect P&G's and/or its subsidiaries' interest therein. These obligations shall continue beyond the conclusion of the Consulting Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Sullivan during the Consulting Term and shall be binding upon Sullivan's employers, assigns, executors, administrators and other legal representatives.

          8.  Non-Waiver of Rights.  The failure to enforce at any time the
              --------------------
provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

          9.  Return of Company Property.  Sullivan agrees to return to P&G
              --------------------------
immediately upon termination of the Consulting Term all documents, files, and other property of any kind belonging to P&G. Upon Sullivan's request, P&G shall provide Sullivan a receipt for such returned property.

          10.  Binding Effect/Assignment.  This Agreement shall inure to the
               -------------------------
benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, Sullivan shall not assign all or any portion of this Agreement without the prior written consent of P&G.

          11.  Notice.  For the purposes of this Agreement, notices, demands and
               ------
all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Sullivan:

               Brian Sullivan

               1822 Morgan Road

               Medina, MN  55356


          If to P&G:

               1 Procter & Gamble Plaza

               Cincinnati, OH  45202

               Attn:  Vice President - Corporate New Ventures


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          12.  Dispute Resolution.  Any disputes under this Agreement shall be
               -------------------
arbitrated pursuant to the rules of the American Arbitration Association in Minneapolis, Minnesota.

          13.  Modification of Agreement; Governing Law.  No provision of this
               ----------------------------------------
Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

          14.  Severability.  If any provision of this Agreement, or any
               ------------
application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

          15.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          16.  Entire Agreement.  This Agreement sets forth the entire
               ----------------
understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

          17.  Headings.  The headings contained herein are solely for the
               --------
purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

          18.  Assignment.  Sullivan shall not assign his rights and obligations
               -----------
under this Agreement. P&G may assign its rights and obligations under this Agreement to an affiliate.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                 The Procter & Gamble Company

                                    By:  /s/ Gretchen W. Price
                                       -------------------------------
                                    Name: Gretchen W. Price
                                    Title: Treasurer


                                    Brian Sullivan
                                    /s/ Brian F. Sullivan
                                    ----------------------------------

                           NON-COMPETITION AGREEMENT
                           -------------------------

    THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered effective as of the 26th day of August, 1999, by and between The Procter & Gamble Company and its affiliates ("P&G"), and Brian Sullivan ("Sullivan").

                                    Purpose:
                                    --------


          Recovery Engineering, Inc. ("REI") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Procter & Gamble Company and Tenzing, Inc. ("Tenzing") , dated as of August 26, 1999, pursuant to which, at the Effective Time (as defined in the Merger Agreement), REI shall merge with Tenzing (the "Merger"); and

     Sullivan is the Chairman and Chief Executive Officer of REI and shall resign his position at REI on the Effective Date; and

     Sullivan, in his employment with REI, learned confidential information and trade secrets of REI, and established personal and business relationships with the REI's customers, suppliers and other business associates, and the use by Sullivan of such relationships or information to compete with P&G or to aid others to compete with P&G would have a detrimental effect on the future profitable operation of P&G; and

     Sullivan has had an opportunity to, and has, reviewed this Agreement and consulted with counsel regarding same;

     NOW, THEREFORE, in consideration of (i) the above premises and (ii) other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Sullivan, Sullivan and P&G hereby covenant and agree as follows:

     1.  Term and Compensation.  The term of this Agreement shall be for a
         ---------------------
period commencing upon the Effective Date and ending three years thereafter (the "Non-Compete Term"). In consideration for Sullivan's obligations under this Agreement, P&G shall pay Sullivan $647,500 on the Effective Date, $647,500 one
(1) year after the Effective Date, and $647,500 two (2) years after the Effective Date.

     2.  Non-Competition and Non-Solicitation Covenants.  During the Non-Compete
         ----------------------------------------------
Term, Sullivan shall not, as an employee (other than as a consultant of P&G), employer, stockholder, officer, director, partner, associate, consultant, advisor, proprietor, lender, or in any other manner or capacity, directly or indirectly, (i) solicit or hire any employee of P&G or otherwise interfere with or disrupt the employment relationship between P&G and any employee, (ii) engage in any business that is competitive with any business or line of business of REI, as it existed prior to the Effective Date (the "Business"), in any country in the world and/or (iii) interfere with or otherwise disrupt the relationship between P&G and any vendor, supplier or client. Notwithstanding (ii) above, nothing herein shall prohibit Sullivan from owning publicly-traded securities of any company that competes with the Business, so long as Sullivan does not indirectly or directly control such company, or is otherwise deemed an affiliate of such company as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended.

     Sullivan expressly recognizes and agrees that the restraints imposed by this Section 2 are reasonable as to time and geographic scope and not oppressive. Sullivan further expressly recognizes and agrees that the restraints imposed by this Section 2 represent a reasonable and necessary restriction for the protection of the legitimate interests of the P&G, that the failure by Sullivan to observe and comply with the covenants and agreements in this Section will cause irreparable harm to P&G, that it is and will continue to be difficult to ascertain the harm and damages to P&G that such a failure by Sullivan would cause, that the consideration received by Sullivan for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Sullivan of his ability to earn a reasonable living, and that Sullivan has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. Sullivan further expressly acknowledges that he has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

     3.  Memoranda, Notes, Records, Etc.  All memoranda, notes, records,
         ------------------------------
customer lists or other documents made or compiled by Sullivan or otherwise made available to him concerning the business of REI or P&G or its subsidiaries or affiliates shall become P&G's property and shall be delivered to P&G at the Effective Date, except to the extent such documents are necessary for Sullivan to perform his duties under the Consulting Agreement between Sullivan and P&G dated as of an even date herewith, and Sullivan shall retain no copies of those documents.

     4.   Nondisclosure.
          -------------

          (a) Sullivan hereby acknowledges that in connection with his employment by REI he was exposed to and obtained certain information (including without limitation, procedures, memoranda, notes, records and customer lists whether such information has been or is made, developed or compiled by Sullivan or otherwise has been or is made available to him) regarding the business and operations of REI; Sullivan further acknowledges that such information is unique, valuable, considered trade secrets and deemed proprietary by P&G. For purposes of this Agreement, such information shall be referred to as "Confidential Information", except that the following shall not be considered Confidential Information; (a) information disclosed on a non-confidential basis to third parties by REI and (b) information disclosed and made available to the general public under operation of law.

          (b) Sullivan agrees that all Confidential Information is and will remain the property of the P&G. Sullivan further agrees, for the duration of the Non-Compete Term and thereafter, to hold in the strictest confidence all Confidential Information, and to not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than P&G and its authorized employees, to use or otherwise gain access to any Confidential Information.

     5.  Enforcement.  The parties hereto recognize that the covenants of
         -----------
Sullivan hereunder are special, unique and of extraordinary character. If Sullivan shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed by Sullivan, P&G shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by Sullivan and to enjoin Sullivan from performing services for any person or entity or otherwise acting in violation of Sections 2, 3 and 4 hereof. In the event of a breach of the provisions of this Agreement, Sullivan agrees that the remedies at law available to P&G would be inadequate to protect P&G's interests; accordingly, Sullivan agrees not to challenge the claim by P&G for any equitable remedy including specific performance on the basis that there are adequate remedies at law. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent P&G from seeking such other remedy in the courts as P&G may elect or invoke.

     6.  Severability/Modification.  If any term or provision of this Agreement
         -------------------------
is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

     7.  Entire Agreement/Amendment.  This instrument contains the entire
         --------------------------
agreement between the parties hereto with respect to the subject matter hereof, and may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      8.  Assignment.
          ----------

          (a) Sullivan may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of P&G. Any such purported delegation or assignment in the absence of such written consent shall be null and void with not force or effect.

          (b) The P&G may not assign this Agreement except to any P&G affiliate.

          (c) Subject to the limitations imposed by this Section 10, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

     9.  Governing Law.  THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS
         -------------
AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE LAWS OF CONFLICT OF LAWS.

     10.  Headings.  The section headings herein are for convenience only and
          --------
shall not be used in interpreting or construing this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                    Brian Sullivan:

                                    /s/ Brian F. Sullivan
                                    ---------------------------------


                                    The Procter & Gamble Company:



                                      /s/ Gretchen W. Price
                                    ---------------------------------
                                    By: Gretchen W. Price
                                       ------------------------------
                                    Its: Treasurer
                                        -----------------------------

                            Letter of Understanding
                            -----------------------

     This Letter of Understanding (the "Agreement") is made and entered effective as of the 26th day of August, 1999, by and between Recovery Engineering, Inc. ("REI") The Procter & Gamble Company and its affiliates ("P&G"), and Brian Sullivan ("Sullivan").

                                    Purpose
                                    -------

     Recovery Engineering, Inc. ("REI") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with P&G, dated as of August 26, 1999, pursuant to which, at the Effective Time (as defined in the Merger Agreement), REI shall merge with a subsidiary of P&G (the "Merger"); and

     Brian Sullivan ("Sullivan") is the Chairman and Chief Executive Officer of REI. Sullivan is also a significant shareholder of REI.

     As mutual inducements for the parties to enter into the Merger Agreement, the parties agree to the following:


1.  Options.   Sullivan owns 250,000 outstanding stock options which were
    ---------
    granted under various REI stock option plans. Pursuant to such plans (including, without limitation, change of control provisions in such plans), Sullivan has the right to exercise such options on or about the Effective Time. Notwithstanding the foregoing, Sullivan agrees that pursuant to the Merger Agreement, at the Effective Time, all of his 250,000 stock options will be canceled. With respect to 215,000 of such 250,000 stock options, Sullivan will have the right to receive the difference between the strike price and the Offer Price ($4,568,750) minus the full amount of the principal and accrued interest (accrued to the Effective Date) under the Note (as defined below). Sullivan will have no rights with respect to the 35,000 stock options.

2.  Note.  Sullivan has a $497,500 Promissory Note dated April 18, 1997, payable
    -----
    to REI, that bears an interest rate of 9.25% per annum ("Note"). Sullivan's obligations under the Note shall be discharged as a result of the amount due under the Note being deducted from the amount paid to Sullivan pursuant to paragraph 1.

3.  Other Agreements.  Sullivan has executed a Non-Competition Agreement and a
    -----------------
    Consulting Agreement at an even date herewith.

4.  Severance Agreement.  Sullivan agrees that REI shall terminate or cause to
    --------------------
    be terminated the Change-in-Control Severance Pay Agreement between REI and Sullivan immediately prior to the Effective Date, such that Sullivan shall have no rights thereunder.

Agreed and accepted:


Brian Sullivan

/s/ Brian F. Sullivan
___________________

Recovery Engineering, Inc.

/s/ Brian F. Sullivan
___________________
By: Brian F. Sullivan
    Chief Executive Officer

The Procter & Gamble Company

/s/  Gretchen W. Price
________________________
By: Treasurer